                                                                  EXHIBIT 99.3


INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS:

                                                                          PAGE
                                                                          ----

Independent Auditors' Report ..............................................F-2

Consolidated Balance Sheets at June 30, 2000 and 1999 .....................F-3

Consolidated Statements of Operations for the years ended

June 30, 2000, 1999 and 1998...............................................F-4

Consolidated Statements of Stockholders' Equity for the years ended
June 30, 2000, 1999 and 1998 ..............................................F-5

Consolidated Statements of Cash Flows for the years ended
June 30, 2000, 1999 and 1998...............................................F-6

Notes to Consolidated Financial Statements ................................F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Alteon WebSystems, Inc.:

      We have audited the accompanying consolidated balance sheets of Alteon WebSystems, Inc. and subsidiaries (collectively, the "Company") as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP



San Jose, California
July 19, 2000
(July 28, 2000 as to Note 15)

                             ALTEON WEBSYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                                                          JUNE 30,           JUNE 30,
                                                                                            2000              1999
                                                                                          --------           -------
                                     ASSETS
Current assets:
  Cash and equivalents..................................................................  $154,125           $29,766
  Short-term investments................................................................    78,863                --
  Accounts receivable (net of allowances of $3,323 in 2000 and
    $1,369 in 1999).....................................................................    28,733             3,853
  Inventories...........................................................................    15,515             2,632
  Prepaid expenses and other current assets.............................................     4,352               397
                                                                                          --------           -------
    Total current assets................................................................   281,588            36,648
Property and equipment-- net............................................................    17,133             3,931
Investments and other assets............................................................     8,304                42
                                                                                          --------           -------
    Total...............................................................................  $307,025           $40,621

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................................  $ 16,948           $ 3,561
  Accrued compensation and benefits.....................................................     8,059             2,052
  Other accrued expenses................................................................    13,592             3,607
  Current portion of note payable to bank...............................................       815             1,363
  Current portion of capital lease obligations..........................................        72               348
  Deferred sales, net...................................................................     5,277               176
  Income taxes payable..................................................................       470                53
                                                                                          --------           -------
    Total current liabilities...........................................................    45,233            11,160
Note payable to bank....................................................................     1,427             1,798
Capital lease obligations...............................................................        --               121
Sublease deposits.......................................................................        93                93
                                                                                          --------           -------
    Total liabilities...................................................................    46,753            13,172
                                                                                          --------           -------
Commitments and contingencies (Notes 7 and 11)
  Stockholders' equity:
  Convertible preferred stock-- $0.001 par value; authorized,
    15,000,000 shares: designated, 15,000,000 shares; outstanding,
    0 shares in 2000, 13,785,326 shares in 1999 (liquidation
    preference $0 in 2000, and $58,272 in 1999).........................................        --            58,294
  Common stock, $0.001 par value, authorized, 300,000,000 shares;
    outstanding, 41,622,464 shares in 2000, and 12,987,109 in 1999......................   311,785             3,224
  Notes receivable from stockholders....................................................    (4,643)           (2,465)
  Deferred stock compensation...........................................................    (5,745)             (196)
  Accumulated deficit...................................................................   (41,061)          (31,408)
  Accumulated other comprehensive loss..................................................       (64)               --
                                                                                          --------           -------
    Total stockholders' equity..........................................................   260,272            27,449
                                                                                          --------           -------
    Total...............................................................................  $307,025           $40,621
                                                                                          ========           =======

                See notes to consolidated financial statements.

                             ALTEON WEBSYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEARS ENDED JUNE 30,
                                                                            -----------------------------------
                                                                              2000         1999         1998
                                                                            --------    ---------    ----------
Net sales.................................................................  $109,582    $  26,254    $   13,572
Cost of sales.............................................................    40,083       13,385         7,893
                                                                            --------    ---------    ----------
  Gross profit............................................................    69,499       12,869         5,679
Operating expenses:
  Sales and marketing.....................................................    49,291       13,061         6,485
  Research and development................................................    22,792       10,004         8,816
  General and administrative..............................................     7,010        2,538         1,505
  Stock compensation to consultants.......................................     7,687           --            --
                                                                            --------    ---------    ----------
    Total operating expenses..............................................    86,780       25,603        16,806
                                                                            --------    ---------    ----------
Loss from operations......................................................   (17,281)     (12,734)       (11,127)
Other income (expense):
  Interest income.........................................................     8,396          541           493
  Interest expense........................................................      (355)        (277)         (171)
                                                                            --------    ---------    ----------
Loss before income taxes..................................................    (9,240)     (12,470)      (10,805)
Income tax expense........................................................       413           73             1
                                                                            --------    ---------    ----------
Net loss..................................................................  $ (9,653)    $(12,543)   $  (10,806)
                                                                            ========    =========     =========
Basic and diluted loss per common share...................................  $  (0.32)   $   (1.65)   $    (2.18)
                                                                            ========    =========     =========
Basic and diluted common shares used in computation.......................    30,565        7,610         4,951
                                                                            ========    =========     =========

                See notes to consolidated financial statements.

                             ALTEON WEBSYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           NOTES
                                    CONVERTIBLE                         RECEIVABLE  DEFERRED  ACCUMULATED
                                  PREFERRED STOCK     COMMON STOCK         FROM       STOCK     COMPRE-     ACCUMU-     STOCK-
                                  ---------------  -------------------    STOCK-     COMPEN-    HENSIVE      LATED     HOLDERS
                                  SHARES   AMOUNT     SHARES     AMOUNT    HOLDERS    SATION       LOSS      DEFICIT   '92 EQUITY
                                  ------   ------     ------     ------  ----------  ---------  ----------   -------   ----------
BALANCES, JUNE 30, 1997.......  9,070,804 $21,721  11,329,059      $345     $(225)       $--      $--        $(8,059)   $13,782
Sale of Series B preferred
 stock (net of issuance
 cost of $2)..................     84,000     503                                                                           503
Sale of Series C preferred
  stock  (net of issuance
  cost of $20)................  1,093,960   7,638                                                                         7,638
Exercise of stock options.....                        336,092        59                                                      59
Issuance of common stock
  for services................                        185,064        83                                                      83
Exercise of stock options
  for notes receivable........                      1,649,500       701      (701)                                           --
Issuance of stock options
  to consultants..............                                       17                                                      17
Repurchase of common stock
  in exchange for notes
  receivable..................                       (776,223)      (84)       67                                           (17)
Repurchase of founder's stock.                     (1,132,689)      (42)                                                    (42)
Repayment of notes receivable.                                                 11                                            11
Net loss......................                                                                               (10,806)   (10,806)
                               ----------   ------  ----------     -----    ------      -----     ----       --------   --------
BALANCES, JUNE 30, 1998......  10,248,764  29,862  11,590,803     1,079      (848)        --       --        (18,865)    11,228
Sale of Series C preferred
  stock (net of issuance
  cost of $20)...............   1,041,730   7,271                                                                         7,271
Sale of Series D preferred
  stock (net of issuance
  cost of $45)...............   2,494,832  21,161                                                                        21,161
Exercise of stock options....                         159,417        74                                                      74
Issuance of common stock
 for services................                          60,889       171                                                     171
Exercise of stock options for
  notes receivable...........                       1,298,187     1,714    (1,714)                                           -
Issuance of stock options to
  consultants................                                        22                                                      22
Repurchase of common stock in
  exchange for notes
  receivable..................                       (122,187)      (45)       30                                           (15)
Repayment of notes receivable.                                                 67                                            67
Deferred compensation.........                                      209                 (209)                                --
Amortization of deferred
 compensation.................                                                            13                                 13
Net loss......................                                                                               (12,543)   (12,543)
                               ----------  ------  ----------     -----    ------      -----     ----       --------   --------
BALANCES, JUNE 30, 1999....... 13,785,326  58,294  12,987,109     3,224    (2,465)      (196)      --        (31,408)    27,449
Sale of Series D preferred
  stock (net of issuance
  cost of $45)................      5,168      44                                                                            44
Conversion of preferred
  stock to common stock in
  conjection with initial
  public offering............ (13,790,494)(58,338) 20,685,724    58,338                                                      --
Issuance of common stock in
  connection with initial
  public offering (net of
  issuance costs of $7,821)..                       4,600,000    79,579                                                  79,579
Issuance of common stock in
  connection with follow-on
  offering (net of issuance
  costs of $8,740)...........                       1,535,506   150,185                                                 150,185
Common stock issued under
  employee stock purchase
  plans.......................                         76,988     1,243                                                   1,243
Exercise of stock.options.....                      1,047,414     1,775                                                   1,775
Issuance of common stock
  for services................                         26,272       410                                                     410
Exercise of stock.options for
  notes receivable............                        772,956     3,764    (3,764)                                           --
Issuance of stock.options
  to consultants..............                                    7,687                                                   7,687
Repurchase of common stock in
  exchange for notes
  receivable..................                       (109,505)     (247)      247                                            --
Repayment of notes receivable.                                              1,339                                         1,339
Deferred compensation.........                                    5,827               (5,827)                                --
Amortization of deferred
  compensation................                                                           278                                278
Unrealized loss on
  investments ................                                                                    (64)                      (64)
Net loss......................                                                                                (9,653)    (9,653)
                                 -------  -------  ----------  --------   -------    -------     ----       --------   --------
BALANCES, JUNE 30, 2000.......        --  $    --  41,622,464  $311,785   $(4,643)   $(5,745)    $(64)      $(41,061)  $260,272
                                 =======  =======  ==========  ========   =======    =======     ====       ========   ========

                See notes to consolidated financial statements.

                             ALTEON WEBSYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEARS ENDED JUNE 30,
                                                                           -----------------------------------
                                                                             2000         1999          1998
                                                                           ---------    --------      --------

Cash flows from operating activities:
  Net loss............................................................     $   (9,653)   $(12,543)     $(10,806)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.....................................          2,865       1,688           907
    Amortization of deferred compensation.............................            278          13            --
    Deferred rent.....................................................            (28)        240            93
    Issuance of common stock for services.............................            410         171            83
    Issuance of stock options to consultants..........................          7,687          22            17
    Changes in assets and liabilities:
      Accounts receivables............................................        (24,880)     (1,286)       (2,477)
      Inventories.....................................................        (12,883)      2,274        (4,474)
      Prepaid expenses and other current assets.......................         (3,955)       (131)         (177)
      Accounts payable................................................         13,387       1,120         1,606
      Accrued compensation and related liabilities....................          6,007         749           665
      Other accrued expenses..........................................         15,531       2,066         1,239
                                                                            ---------    --------      --------
        Net cash used in operating activities.........................         (5,234)     (5,617)      (13,324)
                                                                            ---------    --------      --------
Cash flows from investing activities:
  Maturities of short-term investments................................         42,275          --            --
  Purchases of short-term investments.................................       (120,794)         --            --
  Purchases of property and equipment.................................        (16,472)     (2,926)       (2,049)
  Investments and other assets........................................         (8,265)         21           (24)
                                                                            ---------    --------      --------
        Net cash used in investing activities.........................       (103,256)     (2,905)       (2,073)
                                                                            ---------    --------      --------
Cash flows from financing activities:
  Net proceeds from sale of preferred stock...........................             44      28,432         8,141
  Borrowings under note payable.......................................             --       2,465         1,535
  Repayments of note payable..........................................           (919)       (749)          (90)
  Proceeds from issuance of common stock in public
    offerings.........................................................        229,764          --            --
  Proceeds from stock issued under employee benefit
    plans, net of repurchases.........................................          3,018          59            42
  Repurchase of founder's stock.......................................             --          --           (42)
  Repayments of note receivable for common stock......................          1,339          67            11
  Repayments of capital lease obligations.............................           (397)       (231)         (197)
  Borrowings under line of credit.....................................             --        (802)          802
                                                                            ---------    --------      --------
         Net cash provided by financing activities....................        232,849      29,241        10,202
                                                                            ---------    --------      --------
Net increase (decrease) in cash and equivalents.......................        124,359      20,719        (5,195)
Cash and equivalents, beginning of period.............................         29,766       9,047        14,242
                                                                            ---------    --------      --------
Cash and equivalents, end of period...................................      $ 154,125    $ 29,766      $  9,047
                                                                            =========    ========      ========
Noncash investing and financing activities:
  Exercise of stock options for notes receivable, net of
    repurchases.......................................................      $   3,517    $  1,714      $    634
Additional cash flow information:
  Interest paid.......................................................      $     363    $    276      $    167
  Taxes paid..........................................................             10          20             1

                See notes to consolidated financial statements.

                              ALTEON WEBSYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2000, 1999 AND 1998

 1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization. Alteon WebSystems, Inc., formerly Alteon Networks, Inc. and Acteon Networks, Inc. (the "Company "), develops, markets and supports Web data center products which are designed to meet the challenges of managing Web traffic as well as providing the high performance and availability of networking infrastructure solutions. The Company was incorporated in Delaware on March 18, 1996.

     Basis of Consolidation. The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and equivalents, short-term investments, and accounts receivable. Banking with creditworthy institutions mitigates risks associated with cash equivalents. The Company generally invests in instruments with an investment credit rating of A1/P1 or better. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when considered necessary, but generally requires no collateral. The Company maintains allowances for potential bad debt losses.

     Concentration of Manufacturing and Components. The Company uses a third party in Thailand to manufacture most of its products. In addition, the Company purchases a critical component, a custom integrated circuit, which is available from a single supplier. These concentrations expose the Company to the risk of manufacturing delays and the possibility of lost sales.

     Financial Instruments. The Company's financial instruments include cash and equivalents, short-term investments, notes receivable from stockholders and long-term obligations. At June 30, 2000 and 1999, the fair values of these financial instruments approximated their financial statement carrying amounts.

     Cash and Equivalents. The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents. Included in cash and equivalents are interest bearing certificates of deposit, bonds, commercial paper, municipal bonds, and government securities, with rates from 5.5% to 7.2%, totaling $148.3 million and $22.5 million at June 30, 2000 and 1999, respectively.

     Short-term Investments. Short-term investments consist of investments acquired with maturities exceeding three months but less than two years. While the Company's intent is to hold debt securities to maturity, consistent with Statement of Financial Accounting Standards

                              ALTEON WEBSYSTEMS, INC.

No. 115, Accounting for Certain Investments in Debt and Equity Securities, we have classified all debt securities and all investments in equity securities that have readily determinable fair values as available-for-sale, as the sale of such securities may be required prior to maturity to implement management strategies. Such securities are reported at fair value, with unrealized gains or losses excluded from earnings and included in other comprehensive income, net of applicable taxes. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other than temporary are reported in interest and income, net in the consolidated statements of operations.

     Inventory. Inventory is stated at the lower of standard cost (first-in, first-out) or market.

     Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the lesser of estimated useful lives of three years, or the remaining lease term.

     Long-Lived Assets. The Company evaluates the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset, including disposition, are less than the carrying value of the asset.

     Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collectibility is reasonably assured. Revenue is recognized upon shipment to both resellers and end users. Service contract revenue is recognized over the life of the service contract agreement. Revenues are recorded net of sales returns and allowances. Product warranty costs are accrued when revenue is recognized.

     Research and Development. The costs of the development of hardware products and enhancements to existing hardware products are expensed as incurred. The costs for the development of new software products that are included in the hardware products and substantial enhancements to such existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Advertising. Cooperative advertising obligations are expensed at the time the related revenues are recognized. All other advertising costs are expensed as incurred and approximated $2.4 million, $209,000 and $54,000 in fiscal 2000, 1999 and 1998, respectively.

     Stock-Based Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees.

     Loss Per Common Share. Basic loss per common share is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares

                              ALTEON WEBSYSTEMS, INC.

outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share is computed by dividing loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive common securities outstanding for the period. Potentially dilutive common shares are excluded from the computation in loss periods as their effect would be antidilutive.

     New Accounting Pronouncements. In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 summarized certain of the SEC's views in applying generally accepted accounting principles
(GAAP) to revenue recognition in financial statements. The SEC is also developing additional guidance for SAB 101. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001 and the effects, if any, are required to be recorded through a retroactive cumulative effect adjustment as of the beginning of that fiscal year, with a restatement of all prior interim quarters in that year. The Company has not yet determined the impact, if any, of SAB 101 on the Company's financial statements.

     In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of SFAS 133. These statements require companies to record derivatives in the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the fair market values of those derivatives instruments would be accounted for depending on the use of the instrument and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending June 30, 2001. Management is in the process of evaluating any impact on the Company's financial condition or results of operations resulting from these statements.

     Foreign Currency Transactions. The majority of the Company's sales and expenses are denominated in US dollars. Gains or losses from foreign currency translation are included in other income and were insignificant for all periods presented.

     Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss or stockholders' equity.

                            ALTEON WEBSYSTEMS, INC.

2.         SHORT-TERM INVESTMENTS

           Available-for-sale securities consist of the following at June 30, 2000 (in thousands):

                                                                             GROSS         GROSS
                                                            AMORTIZED      UNREALIZED   UNREALIZED      ESTIMATED
INVESTMENT                                                    COST           GAINS        LOSSES        FAIR VALUE
                                                            ---------      ----------   ----------      ----------

Commercial paper............................................  $24,649      $   --   $      (21)           $24,628
Certificates of deposit.....................................    7,002           3            --             7,005
Corporate debt securities...................................    8,016          --          (14)             8,002
Government securities.......................................   39,260          --          (32)            39,228
                                                              -------      ------   ----------            -------
                                                              $78,927      $    3   $      (67)           $78,863
                                                              =======      ======   ==========            =======

           All short-term investments mature within one year and the contractual value of available for-sale debt securities at June 30, 2000 is as follows (in thousands):

                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE
                                                                                   ---------          ----------

Short-term investments............................................................   $78,927           $78,863

           There were no short-term investments at June 30, 1999.

3.         INVENTORY

           Inventory consists of the following (in thousands):

                                                                                                  JUNE 30,
                                                                                         ------------------------
                                                                                           2000            1999
                                                                                         --------        --------

Raw materials..........................................................................  $  7,647        $    973
Work-in-process........................................................................     1,051             394
Finished goods.........................................................................     1,181             496
Inventory at manufacturer in Thailand..................................................     5,636             769
                                                                                         --------        --------
    Total..............................................................................   $15,515        $  2,632
                                                                                         ========        ========

                              ALTEON WEBSYSTEMS, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

 4.   PROPERTY AND EQUIPMENT, NET

      Property and equipment, net consist of the following (in thousands):

                                                                                      JUNE 30,
                                                                               --------------------
                                                                                 2000        1999
                                                                               --------      ------

Computers, equipment and software............................................  $19,954      $4,653
Furniture and fixtures.......................................................    1,371         778
Leasehold improvements.......................................................    1,922       1,347
                                                                               -------      ------
                                                                                23,247       6,778
Accumulated depreciation and amortization....................................   (6,114)     (2,847)
                                                                               -------      ------
                                                                               $17,133      $3,931
                                                                               =======      ======


 5.   INVESTMENTS AND OTHER ASSETS

      Included in investments and other assets are the Company's privately held corporate equity securities in certain technology companies totaling $8.0 million as of June 30, 2000. Investments in equity securities are carried at the lower of cost or market. The Company's policy is to regularly review the assumptions underlying the financial performance of these privately held companies and, if and when the Company determines that a decline in fair value below the cost basis is other than temporary, the related investment is written down to its fair value.


 6.   OTHER ACCRUED EXPENSES

      Other accrued expenses consist of the following (in thousands):


                                                                                         JUNE 30,
                                                                                ---------------------------
                                                                                  2000                 1999
                                                                                -------               -----
                                                                                        (IN THOUSANDS)
Accrued warranty..............................................................  $ 2,026              $  893
Marketing and related accruals................................................    1,149                 275
Professional fees and related accruals........................................    4,785                 907
Accrued channel commission....................................................    1,240                  --
Deferred rent.................................................................      371                 399
Customer prepaids.............................................................      369                 535
Sales tax payable.............................................................      879                  94
Other.........................................................................    2,773                 504
                                                                                -------               -----
    Total.....................................................................  $13,592              $3,607
                                                                                =======               =====


 7.   LINE OF CREDIT AND NOTE PAYABLE TO BANK

      During fiscal 1998, the Company obtained a revolving bank line of credit, under which the Company could borrow up to $1,500,000 subject to a $750,000 sublimit on letter of

                            ALTEON WEBSYSTEMS, INC.

credit issuances. In December 1998, the line was increased to $3,000,000. In September 1999, the line was increased to $12 million, subject to a $1.5 million sublimit on letter of credit issuances. The line of credit will mature in December 2000. At June 30, 2000 and 1999, there were no borrowings outstanding under the revolving bank line of credit. There is an outstanding irrevocable standby letter of credit in the amount of approximately $207,000. Borrowings under the line of credit agreement bear interest at a rate equal to three quarters percentage point (0.75%) above the bank's prime rate (10.25% at June 30, 2000) and are collateralized by substantially all of the Company's assets.

The Company entered into a borrowing arrangement in March 1998 which was modified in December 1998 to borrow up to $4,000,000 for the purchase of equipment. At June 30, 2000, the borrowings bear interest at a rate equal to three-quarters of one percentage point (0.75%) above the bank's prime rate (10.25% at June 30, 2000) and are collateralized by a continuing security interest in all equipment collateral, as defined in the agreement. Each draw on the loan is payable in either 34 equal monthly installments of principal and interest. At June 30, 2000, the Company had approximately $2.2 million outstanding, payable through June 2002.

The line of credit also contains restrictive covenants, including a minimum quick ratio of 1.5:1 and tangible net worth of at least $10 million. The loan agreement has negative convenants prohibiting us from paying dividends without prior written consent from the bank. At June 30, 2000, the Company was in compliance with all covenants.

8. Lease Commitments

Equipment with a net book value of approximately $0 and $136,000 at June 30, 2000 and 1999, respectively (net of accumulated amortization of approximately $1,026,000 and $890,000, respectively), was leased under capital leases. Under the lease agreement, the Company has the option to make a balloon lease payment equal to 20% of the equipment's original purchase price or to extend the lease for an additional 12 months at the end of the lease period at a rate of 1.85% per month on the equipment's original purchase price.

The Company leases its primary facility under a noncancelable operating lease expiring through May 2003. Rent expense was approximately $1.3 million, $1.1 million, and $414,000 in the years ended June 30, 2000, 1999 and 1998, respectively. One of the Company's facility leases is secured by a $207,000 letter of credit.

Effective September 1998, the Company subleased one of its facilities. The cash received from this lease was $209,000 and $169,000 for the years ended June 30, 2000 and 1999, respectively. The cash to be received over the remaining lease term is $195,000. Effective July 1999, the Company subleased a portion of another facility for 34 months. Cash received from this lease was $414,000 for the year ended June 30, 2000. The cash to be received over the remaining lease term is $807,000. In connection with these subleases, the Company has deposits of $93,000 at June 30, 2000 and 1999 from the lessees.

                             ALTEON WEBSYSTEMS, INC.

     At June 30, 2000 minimum future lease payments are as follows, excluding sublease income discussed above (in thousands):

                                                   CAPITAL        OPERATING
YEAR ENDING JUNE 30,                                LEASES          LEASES
                                                   -------        ---------

2001..............................................    $75            $2,260
2002..............................................     --             1,419
2003..............................................     --             2,734
2004..............................................     --               146
2005..............................................     --               110
Thereafter                                             --                --
                                                     ----            ------
Total minimum lease payments......................     75            $6,669
                                                     ====            ======
Amount representing interest......................     (3)
                                                     ----
Present value of minimum lease payments...........     72
Current portion...................................     72
                                                     ----
Long-term portion.................................    $ 0
                                                     ====

9. STOCKHOLDERS' EQUITY

STOCK SPLIT

     During June 1999, the Company's stockholders approved a stock split of three shares of common stock for every two shares of outstanding common stock. All share and per share amounts have been adjusted to give effect to these changes.


INITIAL AND FOLLOW-UP PUBLIC OFFERINGS OF STOCK

     On September 29, 1999, the Company completed the sale of 4.6 million shares of common stock in an underwritten initial public offering at a price of $19.00 per share. Offering proceeds to the Company, net of the underwriting discount and aggregate expenses of approximately $7.8 million, were approximately $79.6 million. Simultaneously with the closing of the initial public offering, all 13,790,494 shares of the Company's outstanding convertible preferred stock were converted into 20,685,724 shares of common stock at a conversion rate of 1.5-to-1.

     On January 31, 2000, the Company completed the sale of 5 million shares of its common stock at a price of $103.50 per share. Of the shares that were offered, the Company sold 1,250,000 shares and its stockholders sold 3,750,000 shares. The underwriters exercised the related overall allotment option on February 25, 2000 at which time the Company sold an additional 285,506 shares and its stockholders sold an additional 214,494 shares. Offering proceeds to the Company, net of underwriting discounts and aggregate expenses of approximately $8.7 million, were approximately $150.2 million.

                              ALTEON WEBSYSTEMS, INC.

RESTRICTED STOCK

      The Company has the right to repurchase the unvested portion of restricted common stock at the original purchase price. The Company's right to purchase these shares expires over 48 months from the grant date. Additionally, certain officers and employees exercised unvested stock options with full recourse notes. The related shares of common stock are subject to repurchase by the Company at the original purchase price per share upon the purchaser's cessation of service prior to the vesting of such shares. The restricted stock continues to vest in accordance with the terms of the original stock option. The related notes bear interest at 6.5% and mature three years from the loan date. At June 30, 2000, 2,007,596 outstanding shares of such stock were subject to repurchase.

STOCK OPTIONS

      Under the 1999 Equity Incentive Plan (formerly the 1996 Stock Option
Plan), incentive stock options may be granted to employees and nonstatutory stock options may be granted to employees, non-employees and directors. The number of common shares reserved under the Plan was increased to 21,385,069 in June 2000. The share reserve will increase each year, from June 30, 2000 to June 30, 2009, by 5% of the outstanding shares of common stock. The number of shares available as incentive stock options may not exceed 21,385,069. Incentive stock options are granted at fair market value (as determined by the Board of Directors) at the date of grant; nonstatutory options may be granted at 85% of fair market value. Options are exercisable at any time with any unvested shares subject to repurchase at the original exercise price. Options generally vest over four years and expire ten years from the date of grant. Upon a change in ownership of the Company (as defined in the Plan), 25% of the unvested shares become vested.

      Under the 2000 Nonstatutory Equity Incentive Plan, nonstatutory stock options may be granted to employees and non-employees. The number of common shares reserved under the Plan was increased to 4,000,000 in May 2000. The number of shares available as nonstatutory stock options may not exceed 4,000,000. Nonstatutory stock options are granted at fair market value (as determined by the Board of Directors) at the date of grant, and may be granted at 85% of fair market value. Options are exercisable at any time with any unvested shares subject to repurchase at the original exercise price. Options generally vest over four years and expire ten years from the date of grant. Upon a change in ownership of the Company (as defined in the Plan), 25% of the unvested shares become vested.

                             ALTEON WEBSYSTEMS, INC.

Option activity under the plans is as follows:

                                                                                NUMBER OF                WEIGHTED AVERAGE
                                                                                  SHARES                  EXERCISE PRICE
                                                                                ---------                ----------------

Outstanding, July 1, 1997...............................................        1,555,688                    $ 0.21
Granted (weighted average fair value of $0.13 per share)................        3,237,375                      0.49
Exercised...............................................................       (1,985,592)                     0.38
Canceled................................................................         (440,096)                     0.17
                                                                                ---------                    ------
Outstanding, June 30, 1998..............................................        2,367,375                      0.45
Granted (weighted average fair value of $0.51 per share)................        3,909,300                      2.93
Exercised...............................................................       (1,457,604)                     1.23
Canceled................................................................         (480,407)                     0.54
                                                                                ---------                    ------
Outstanding, June 30, 1999..............................................        4,338,664                      2.42
Granted (weighted average fair value of $41.10 per share)...............        7,872,650                     40.75
Exercised...............................................................       (1,820,370)                     3.04
Canceled................................................................         (440,378)                    15.56
                                                                                ---------                    ------
Outstanding, June 30, 2000..............................................        9,950,566                    $32.01
                                                                                =========                    ======


     At June 30, 2000, the Company had reserved shares of common stock for issuance under its stock option plans of 25,385,069 shares, and 5,278,050 shares were available for future grants under the plans.

Additional information regarding options outstanding as of June 30, 2000 is as follows:

                                                                      NUMBER OUTSTANDING
                                                                       WEIGHTED AVERAGE
                                                                           REMAINING
                                             OPTIONS                   CONTRACTUAL LIFE      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                    OUTSTANDING                     (YEARS)           EXERCISE PRICE
------------------------                    -----------                -----------------     ----------------

$0.05 -  2.00                                1,619,270                        8.12                    $ 1.31
2.83 -  11.00                                1,065,343                        8.65                      5.59
14.00 - 14.00                                1,459,776                        9.18                     14.00
19.00 - 43.75                                1,640,571                        9.61                     34.01
45.19 - 54.00                                1,154,000                        9.92                     47.83
54.31 - 54.31                                2,053,147                        9.63                     54.31
64.00 - 85.50                                  882,459                        9.54                     68.61
87.00 - 87.00                                    1,500                        9.51                     87.00
91.69 - 91.69                                    7,000                        9.99                     91.69
91.88 - 91.88                                   67,500                        9.99                     91.88
                                             ---------                        ----                    ------
$0.05 - 91.88                                9,950,566                        9.24                    $32.01
                                             =========                        ====                    ======

STOCK AND STOCK OPTIONS GRANTED TO NON-EMPLOYEES

     The Company has granted equity instruments to non-employees for consulting and other services. During fiscal 2000 and 1999 the Company issued 26,272 and 60,889 shares of

                              ALTEON WEBSYSTEMS, INC.

common stock to non-employees in exchange for services. The fair value (as determined by the Board of Directors) of the common stock issuances totaled $410,000 and $171,000 in 2000 and 1999, respectively, and was expensed at the time of issuance.

      The Company has also granted stock options to non-employees with vesting periods historically ranging from six months to three years. Stock options issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123 Accounting for Stock-Based Compensation and Emerging Issues Task Force Issues (EITF) No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. In fiscal 2000, in connection with the changes to the vesting period of these options, the Company expensed $7.7 million. In fiscal 1999, the Company expensed $22,000 related to the vesting of these options.


1999 EMPLOYEE STOCK PURCHASE PLAN

      In June 1999, the Board approved the 1999 Employee Stock Purchase Plan (the "ESPP"), which allows eligible employees of the Company to purchase common stock through payroll deductions. A total of 1,500,000 shares of the Company's common stock have been reserved for issuance under the ESPP. The share reserve will increase every year, starting in 2000, by the greater of 1% of outstanding shares or the number of shares issued under the ESPP in the last twelve months, up to a maximum of 24,000,000 shares over a ten-year period. The purchase price is the lower of 85% of the fair market value of the common stock on the day the employee began participating in the offering, or 85% of the fair market value of the shares on the date of purchase.


ADDITIONAL STOCK PLAN INFORMATION

      As discussed in Note 1, the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, because the fair value of common stock at the grant date is not greater than the option exercise price.

      SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss as though the Company had adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock option awards. These models also require subjective assumptions, including estimated stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black Scholes pricing method with the following weighted average assumptions: expected life, two years average risk-free interest rates, approximately 6.3% in 2000 and 4.8% in 1999 and 5.6% in 1998 for the stock option plans, and approximately 6.1% in 2000 for the ESPP; and no dividends during the expected term; and

                             ALTEON WEBSYSTEMS, INC.

volatility of 85% for 2000. The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur.

If the computed fair values of the 2000, 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss for June 30, 2000, 1999 and 1998 would have been as follows:

                                               2000         1999         1998
                                            --------     --------     --------

Net loss:
  As reported..........................     $ (9,653)    $(12,543)    $(10,806)
  Pro forma............................     $(27,956)    $(12,817)    $(10,933)
  Loss per share-- basic and diluted...      $ (0.32)     $ (1.65)    $  (2.18)
  Pro forma-- basic and diluted........      $ (0.91)     $ (1.68)    $  (2.21)

10. INCOME TAXES

     No federal income taxes were provided in 2000, 1999, and 1998 due to the Company's net operating losses. The provision for income taxes for these periods represents state minimum franchise taxes and foreign income taxes of $413,000, $73,000 and $1,000 for 2000, 1999 and 1998, respectively. Deferred tax assets have been fully reserved as the Company believes that, due to its history of operating losses and the expiration dates of the carryforwards, it is more likely than not that such benefits will not be realized.

     The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes as follows:

                                                                                              YEARS ENDED JUNE 30,
                                                                                         -----------------------------
                                                                                         2000        1999         1998
                                                                                         ----        ----         ----

Taxes computed at federal statutory rate........................................        (35.0)%     (35.0)%     (35.0)%
State income taxes, net of federal benefit......................................        (19.8)       (8.2)       (8.4)
Federal research and development credit.........................................        (15.8)       (3.9)       (4.1)
Foreign losses benefited at rates lower than the U.S............................         23.7         0.0         0.0
Other...........................................................................          5.1         6.7        (4.1)
Change in valuation allowance...................................................         46.3        41.0        51.6
                                                                                         ----        ----        ----
Total provision.................................................................          4.5%        0.6%        0.0%
                                                                                         ====        ====        ====

Deferred tax assets at are comprised of the following:

                                                                                        YEARS ENDED JUNE 30,
                                                                                        --------------------
                                                                                         2000          1999
                                                                                        ------        ------


Accruals and reserves...........................................................        $ 6,099       $ 2,171
Net operating loss and tax credits carried forwards.............................         24,522         9,435
Depreciation....................................................................            613           443
Capitalized expenses............................................................          3,346         2,128
                                                                                        -------       -------
  Total gross deferred tax asset before valuation allowance.....................         34,580        14,177
Valuation allowance.............................................................        (34,580)      (14,177)
                                                                                        -------       -------
Net deferred tax assets.........................................................        $     0       $     0
                                                                                        =======       =======

                            ALTEON WEBSYSTEMS, INC.

     Included in the deferred assets are approximately $16,124,000 of tax benefit related to equity transactions which will be credited to stockholders' equity if and when realized after the other tax deductions in the carryforwards have been realized.

     At June 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $51,992,000 and $9,641,000 available to reduce future federal and state taxable income, respectively. The federal and state carryforwards begin to expire in 2012 and 2005, respectively. The Company also has research and development credit carryforwards of approximately $3,814,000 and $2,136,000 available to offset future federal and state income taxes, respectively, as of June 30, 2000. These federal carryforwards begin to expire in 2012. The Company also has a state investment tax credit of approximately $981,000 as of June 30, 2000 which begins to expire in 2007. The extent to which the loss and credit carryforwards can be used to offset future taxable income or taxes may be limited, depending on the extent of ownership changes within any three-year period as provided by the Internal Revenue Code and applicable California state tax law.


11.  CONTINGENCIES

     The Company is involved in litigation in the normal course of business. Management does not believe the ultimate outcome of any such matters will have a material adverse effect on the Company's consolidated financial statements.


12.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one reportable segment.

     In fiscal 2000, no individual customer accounted for 10% or more of net sales. The Company had sales, net of sales returns, to individual customers in excess of 10% of net sales as follows:

                                                       YEARS ENDED
                                                         JUNE 30
                                                    ------------------
CUSTOMER                                            1999          1998
                                                    ----          ----
A (Stockholder)....................................  14%          10%
B .................................................   *           42
C (Stockholder)....................................   *           14
D .................................................  10            *
E .................................................  10            *

---------------
* less than 10%

     On June 30, 2000, the Company had no accounts receivable from individual customer in excess of 10% of gross accounts receivable. On June 30, 1999, one customer represented 16% of gross accounts receivable. On June 30, 1998, two customers represented 12% and 10% of gross accounts receivable, respectively.

                            ALTEON WEBSYSTEMS, INC.

     Sales to customers by geographic area are as follows (in thousands):

                                                 YEARS ENDED JUNE 30,
                                         --------------------------------------
                                           2000         1999             1998
                                         --------      -------          -------
United States..........................  $ 64,797      $19,716          $ 9,652
United Kingdom.........................     7,237        1,221              289
Korea..................................     7,603          721               94
Japan..................................    10,417        1,611            2,981
Other..................................    19,528        2,985              556
                                         --------      -------          -------
  Total................................  $109,582      $26,254          $13,572
                                         ========      =======          =======

     Substantially all the Company's long-lived assets are in the United States.


13.  NET LOSS PER SHARE

     The following is a reconciliation of the denominators used in computing basic and diluted net loss per share (in thousands):

                                                                               YEARS ENDED JUNE 30,
                                                                    -----------------------------------------
                                                                     2000            1999              1998
                                                                    ------          ------             ------
Shares (denominator):
Weighted average common shares outstanding........................  32,861          12,004             10,775
Less weighted average common shares outstanding
  subject to Repurchase...........................................  2,296           4,394              5,824
                                                                    ------          ------             ------
  Shares used in computation, basic and diluted...................  30,565           7,610              4,951
                                                                    ======          ======             ======

     For fiscal 2000, 1999 and 1998, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented as their effect would have been antidilutive. Such outstanding securities consist of the following at June 20, 2000:

                                                   YEARS ENDED JUNE 30,
                                         ---------------------------------------
                                           2000           1999           1998
                                         ---------     ----------     ----------
Preferred stock........................         --     20,677,972     15,373,134
Stock options..........................  4,771,776      4,338,664      2,367,375
                                         ---------     ----------     ----------
  Total................................  4,771,776     25,016,636     17,740,509
                                         =========     ==========     ==========

14.  RELATED PARTY TRANSACTIONS

     During the years ended June 30, 2000, 1999 and 1998, the Company had net sales to a related party shareholder of $6.0 million, $3.7 million and $1.2 million, respectively. The related amounts receivable are $1.1 million, $0.8 million, and $0.2 million, respectively.

                              ALTEON WEBSYSTEMS, INC.

      During the same periods, the Company had net sales to another related party shareholder of $7.6 million, $1.0 million, and $1.9 million, respectively. The related amounts receivable are $2.4 million at June 30, 2000. Net prepaid amounts from this customer were $0.4 million and $0.6 million at June 30, 1999 and 1998, respectively.

      A related party has provided manufacturing services during the years ended June 30, 2000, 1999 and 1998. The total value of inventory purchased from the related party is $15.8 million, $8.7 million and $2.0 million, respectively. The related amounts payable are $1.7 million, $0.8 million and $0.9 million, respectively.

15. SUBSEQUENT EVENTS

      On July 17, 2000, the Company completed the acquisition of Pharsalia Technologies, Inc. ("Pharsalia") for approximately $221 million in a stock-for-stock transaction. The Company issued an aggregate of approximately
1.4 million shares of common stock for all outstanding shares of Pharsalia common stock, and assumed all outstanding options of Pharsalia. Pharsalia develops Internet infrastructure software products that allow companies to expand their Web presence through enhanced content delivery.

      On July 28, 2000, Nortel Networks Corporation and the Company announced the signing of a definitive agreement for Nortel Networks Corporation to acquire the Company in an all-stock purchase transaction. Under the agreement, Nortel Networks Corporation will issue 1.83148 shares of Nortel Networks Corporation common stock for each share of the Company's common stock. The boards of directors of both companies have approved the transaction. The acquisition, which is subject to customary regulatory and the Company's stockholders' approval, is expected to close in second quarter of the Company's fiscal 2001. The acquisition triggers the accelerated vesting of certain employee stock options (see Note 9).